STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
DELIVERED 03:49 pm 05/02/2007
FILED 03:49 pm 05/02/2007
SRV 070509243 - 3466511 FILE
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
INTELLIGENT MOTOR CARS GROUP, INC.

Intelligent Motor Cars Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members and filed with the minutes of the Corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Corporation shall amend its Certificate of Incorporation, by deleting the Paragraph FIRST in its entirety and inserting in its place the following:

FIRST: The name of the corporation is: Select Brand Holdings Inc.

SECOND: That in lieu of a meeting and vote of the stockholders, the holders of the outstanding shares of common stock not having less than the minimum number of votes which would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted, have given their written consent to said amendment in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Jon B Wallis, its Chief Executive Officer, Secretary and Sole Director this 29th day of April, 2007

I Jon B. Wallis, the Secretary of Intelligent Motor Cars Inc. incorporated under the laws of the state of Delaware

Hereby certify that the foregoing is a true copy of a resolution duly adopted by the Board of Directors of said corporation at a meeting duly held the 16th day of April 2007,

At which a quorum was present and voting, and that the same has not been repealed or amended, and remains in full force and effect and does not conflict with the by-laws of said corporation.

By /s/ Jon B. Wallis
Jon B. Wallis
CEO, Secretary
Sole Officer and Director
Intelligent Motor Cars Group, Inc.

(SEAL)

CORPORATE RESOLUTION TO CHANGE THE CORPORATE NAME

MINUTES OF A MEETING OF DIRECTOR(S) of Intelligent Motor Cars Inc. Inc. (the “Corporation) held at 1639 S. Carson Ave.

l. The following members were present by Telephone Conference pursuant to Delaware Corporate Code § 141 (f) and pursuant to Article I § 10-12 of Intelligent Motors Cars By-Laws.

2. The sole Director of the Corporation being present and constituting the entire board; Jon B. Wallis and pursuant to Delaware Corporate Code §144 and Article 1 § 12 of Intelligent Motors Cars By-Laws consent that formal notice calling the meeting was dispensed with, and the meeting declared to be regularly called.

3. The following memorandum was then read and ordered to be inserted in these minutes: "I, the sole director of the Corporation consent to this meeting being held at the above time and place and do waive notice and publication of this meeting, and consent to the transaction of such business, as may have come before it, as testified by our signatures below.”

By /s/ Jon B. Wallis
Jon B. Wallis

4. UPON A MOTION DULY MADE, unanimously carried, Jon B. Wallis acted as Chairperson of the meeting and as Secretary of the meeting.

5. The chairperson presented to the meeting and thereupon the following resolutions were,offered, and unanimously adopted.

IT WAS RESOLVED THAT:

BE IT RESOLVED, that pursuant to Delaware Corporate Code §242 which allows Intelligent Motor Car’s to amend its articles of incorporation to change its corporate name thus further pursuant to the Delaware Corporate Code § 242 that the board shall recommend that shareholders call a special meeting pursuant to Article 2 §2 of Intelligent Motor Cars By-Laws or if possible take shareholder action by written consent under Delaware Corporate Code Title 8 §228 and Article 2 §12 of Intelligent Motor: Cars y-Laws approve this resolution and amend the articles of incorporation by written consent. THEREFORE, Intelligent Motor Cars Inc. hereby amends its articles of incorporation to change its corporate name to Select Brand Holdings Inc..

I Jon B. Wallis, the Secretary of Intelligent Motor Cars lnc. incorporated under the laws of the state of Delaware.

Hereby certify that the foregoing is a true copy of a resolution duly adopted by the Board of Directors of said corporation at a meeting duly held the 16th day of April 2007,

At which a quorum was present and voting, and that the same has not been repealed or amended, and remains in full force and effect and does not conflict with the by-laws of said corporation.

By /s/ Jon B. Wallis
Jon B. Wallis
Sole Officer and Director

SHAREHOLDER ACTION TAKEN BY WRITTEN CONSENT RELATING TO
NAME CHANGE AND AMENDMENT TO THE ARTICLES OF
INCORPORATION OF INTELLIGENT MOTOR CARS INC. TO SELECT
BRAND INDUSTRIES INC.

WHEREAS, pursuant to Delaware Corporate Code Title 8 §228 and Article 2 § 12 of the By-Laws of Intelligent Motor Cars, it is deemed desirable and in the best interests of this corporation that the following actions be taken by a majority of the common stuck shareholder and the Series A Convertible Preferred voting as one class of this corporation who are entitled to vote pursuant to this written consent

WHEREAS, pursuant to Delaware Corporate Code Title 8 § 242 which allows Intelligent Motor Car with the consent of a majority of its shareholders’ to amend its articles of incorporation to authorize the board of directors without approval of holders of a majority of our outstanding shares entitled to vote, to approve a name change.

WHEREAS, pursuant to Delaware Corporate Code Title 8 § 242 a majority of its shareholders authorize a corporate name change to Select Brand Holdings Inc.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders hereby consent to and approve the following:

(i) an amendment to our Articles of Incorporation authorizing our board of directors from time to time in their discretion and without approval of holders of a majority of our outstanding shares entitled to vote, to approve a corporate name change as they deem necessary and in the best interest of the Corporation (the ‘Amendment’), and

(ii) authorizing the corporate name change to Select Brand Holdings Inc.

RESOLVED, Intelligent Motor Cars Inc. shall amend its Certificate of Incorporation by adding a new Paragraph FIRST as follows:

FIRST: The name of the corporation is: Select Brand Holdings Inc.

RESOLVED, that a majority of the shareholders of the Common Stock and the Series A Convertible Preferred voting as one class of the Corporation authorize the Corporation’s Officers and Board of Directors to take any and all actions necessary to amend the Corporations articles of Incorporation as detailed herein.

IN WITNESS WHEREOF, a majority of the holders of Intelligent Motor Cars Group, Inc. Common Stock entitled to vote have caused this Shareholder Action Taken by Written Consent to be signed on this 16th day of April, 2007.

By /s/ Jon B. Wallis
Jon B. Wallis
250,025,072 shares
(25,072 and 250,000,000
from the Series A Preferred)

By /s/ Ronald C. Kaufman
Ronald C. Kaufman
250,009,800 shares(9,800 shares
 of Common and 250,000,000
from the Series A Preferred)